Pricing Supplement No. 11,641

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 25, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Contingent Income Memory Buffered Auto-Callable Securities due November 29, 2030

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not provide for the regular payment of interest.

￭Contingent coupon. The securities will pay a contingent coupon (as well as any previously unpaid contingent coupons) but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no interest with respect to the related interest period.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any redemption determination date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is greater than or equal to the buffer level, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) the stated principal amount at maturity. If, however, the final level is less than the buffer level, investors will lose 1% for every 1% decline in the level of the underlier beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity.

￭The underlier was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. For more information about the underlier, see the information set forth in the accompanying index supplement.

￭The securities are for investors who are willing to risk their principal and accept the risk of receiving no coupons over the entire term of the securities in exchange for the buffer feature and the opportunity to earn interest at a potentially above-market rate. You will not participate in any appreciation of the underlier. Investors in the securities must be willing to accept the risk of losing a significant portion of their initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$423,000
Underlier:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “underlying index”)
Strike date:	November 25, 2025
Pricing date:	November 25, 2025
Original issue date:	December 1, 2025
Final observation date:	November 25, 2030, subject to postponement for non-trading days and certain market disruption events
Maturity date:	November 29, 2030
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$941.30 per security. See “Estimated Value of the Securities” on page 5.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$11	$989
Total	$423,000	$4,653	$418,347

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $989 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

The securities are not subject to automatic early redemption until the first redemption determination date. If, on any redemption determination date, the closing level of the underlier is greater than or equal to the call threshold level, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

The securities will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related redemption determination date.

First redemption determination date:	May 26, 2026. Under no circumstances will the securities be redeemed prior to the first redemption determination date.
Redemption determination dates:

May 26, 2026, June 25, 2026, July 27, 2026, August 25, 2026, September 25, 2026, October 26, 2026, November 25, 2026, December 28, 2026, January 25, 2027, February 25, 2027, March 25, 2027, April 26, 2027, May 25, 2027, June 25, 2027, July 26, 2027, August 25, 2027, September 27, 2027, October 25, 2027, November 26, 2027, December 27, 2027, January 25, 2028, February 25, 2028, March 27, 2028, April 25, 2028, May 25, 2028, June 26, 2028, July 25, 2028, August 25, 2028, September 25, 2028, October 25, 2028, November 27, 2028, December 26, 2028, January 25, 2029, February 26, 2029, March 26, 2029, April 25, 2029, May 25, 2029, June 25, 2029, July 25, 2029, August 27, 2029, September 25, 2029, October 25, 2029, November 26, 2029, December 26, 2029, January 25, 2030, February 25, 2030, March 25, 2030, April 25, 2030, May 28, 2030, June 25, 2030, July 25, 2030, August 26, 2030, September 25, 2030 and October 25, 2030, subject to postponement for non-trading days and certain market disruption events

Call threshold level:	1,145.11, which is 100% of the initial level
Early redemption payment:	The stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons
Early redemption dates:

May 29, 2026, June 30, 2026, July 30, 2026, August 28, 2026, September 30, 2026, October 29, 2026, December 1, 2026, December 31, 2026, January 28, 2027, March 2, 2027, March 30, 2027, April 29, 2027, May 28, 2027, June 30, 2027, July 29, 2027, August 30, 2027, September 30, 2027, October 28, 2027, December 1, 2027, December 30, 2027, January 28, 2028, March 1, 2028, March 30, 2028, April 28, 2028, May 31, 2028, June 29, 2028, July 28, 2028, August 30, 2028, September 28, 2028, October 30, 2028, November 30, 2028, December 29, 2028, January 30, 2029, March 1, 2029, March 29, 2029, April 30, 2029, May 31, 2029, June 28, 2029, July 30, 2029, August 30, 2029, September 28, 2029, October 30, 2029, November 29, 2029, December 31, 2029, January 30, 2030, February 28, 2030, March 28, 2030, April 30, 2030, May 31, 2030, June 28, 2030, July 30, 2030, August 29, 2030, September 30, 2030 and October 30, 2030

Contingent coupon:

A contingent coupon at an annual rate of 11.25% will be paid on the securities on each coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date; provided, however, in the case of any such payment of a previously unpaid contingent coupon, no additional interest shall accrue or be payable in respect of such unpaid contingent coupon from and after the end of the original interest period for such unpaid contingent coupon.

You will not receive payment for any unpaid contingent coupons if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date.

Coupon payment dates:

As set forth under “Observation Dates and Coupon Payment Dates” below. If any coupon payment date is not a business day, the coupon payment with respect to such date, if any, will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment, if any, with respect to the final observation date shall be made on the maturity date.

Coupon barrier level:	801.577, which is 70% of the initial level
Observation dates:	As set forth under “Observation Dates and Coupon Payment Dates” below, subject to postponement for non-trading days and certain market disruption events
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) a payment at maturity determined as follows:

•If the final level is greater than or equal to the buffer level:

stated principal amount

•If the final level is less than the buffer level:

stated principal amount × (performance factor + buffer amount)

Under these circumstances, the payment at maturity will be less, and may be significantly less, than the stated principal amount, subject to the minimum payment at maturity.

Buffer level:	973.344, which is approximately 85% of the initial level

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Performance factor:	final level / initial level
Buffer amount:	15%
Minimum payment at maturity:	15% of the stated principal amount
Initial level:	1,145.11, which is the closing level of the underlier on the strike date
Final level:	The closing level of the underlier on the final observation date
CUSIP:	61779PT88
ISIN:	US61779PT888
Listing:	The securities will not be listed on any securities exchange.

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
December 26, 2025	December 31, 2025
January 26, 2026	January 29, 2026
February 25, 2026	March 2, 2026
March 25, 2026	March 30, 2026
April 27, 2026	April 30, 2026
May 26, 2026	May 29, 2026
June 25, 2026	June 30, 2026
July 27, 2026	July 30, 2026
August 25, 2026	August 28, 2026
September 25, 2026	September 30, 2026
October 26, 2026	October 29, 2026
November 25, 2026	December 1, 2026
December 28, 2026	December 31, 2026
January 25, 2027	January 28, 2027
February 25, 2027	March 2, 2027
March 25, 2027	March 30, 2027
April 26, 2027	April 29, 2027
May 25, 2027	May 28, 2027
June 25, 2027	June 30, 2027
July 26, 2027	July 29, 2027
August 25, 2027	August 30, 2027
September 27, 2027	September 30, 2027
October 25, 2027	October 28, 2027
November 26, 2027	December 1, 2027
December 27, 2027	December 30, 2027
January 25, 2028	January 28, 2028
February 25, 2028	March 1, 2028
March 27, 2028	March 30, 2028
April 25, 2028	April 28, 2028
May 25, 2028	May 31, 2028
June 26, 2028	June 29, 2028
July 25, 2028	July 28, 2028
August 25, 2028	August 30, 2028
September 25, 2028	September 28, 2028
October 25, 2028	October 30, 2028
November 27, 2028	November 30, 2028
December 26, 2028	December 29, 2028
January 25, 2029	January 30, 2029
February 26, 2029	March 1, 2029
March 26, 2029	March 29, 2029
April 25, 2029	April 30, 2029
May 25, 2029	May 31, 2029
June 25, 2029	June 28, 2029
July 25, 2029	July 30, 2029
August 27, 2029	August 30, 2029
September 25, 2029	September 28, 2029

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Observation Dates	Coupon Payment Dates
October 25, 2029	October 30, 2029
November 26, 2029	November 29, 2029
December 26, 2029	December 31, 2029
January 25, 2030	January 30, 2030
February 25, 2030	February 28, 2030
March 25, 2030	March 28, 2030
April 25, 2030	April 30, 2030
May 28, 2030	May 31, 2030
June 25, 2030	June 28, 2030
July 25, 2030	July 30, 2030
August 26, 2030	August 29, 2030
September 25, 2030	September 30, 2030
October 25, 2030	October 30, 2030
November 25, 2030 (final observation date)	November 29, 2030 (maturity date)

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. Our estimate of the value of the securities as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to a redemption determination date, whether a contingent coupon is payable with respect to an observation date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each redemption determination date. Whether you receive a contingent coupon will be determined by reference to the closing level of the underlier on each observation date. The payment at maturity will be determined by reference to the closing level of the underlier on the final observation date. The actual initial level, call threshold level, coupon barrier level and buffer level were determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical coupon barrier level:	70.00, which is 70% of the hypothetical initial level
Hypothetical buffer level:	85.00, which is 85% of the hypothetical initial level
Buffer amount:	15%
Minimum payment at maturity:	15% of the stated principal amount
Contingent coupon:

11.25% per annum (corresponding to approximately $9.375 per interest period per security). The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent coupon of $9.375 is used in these examples for ease of analysis.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

How to determine whether the securities will be automatically redeemed with respect to a redemption determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Redemption Determination Date #1	65.00 (less than the call threshold level)	N/A
Hypothetical Redemption Determination Date #2	110.00 (greater than or equal to the call threshold level)

The stated principal amount + the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” below.

On hypothetical redemption determination date #1, because the closing level of the underlier is less than the call threshold level, the securities are not automatically redeemed on the related early redemption date.

On hypothetical redemption determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the securities are automatically redeemed on the related early redemption date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each redemption determination date, the securities will not be automatically redeemed prior to maturity.

How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed):

	Closing Level of the Underlier	Payment per Security
Hypothetical Observation Date #1	90.00 (greater than or equal to the coupon barrier level)	$9.375
Hypothetical Observation Date #2	50.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #3	40.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #4	85.00 (greater than or equal to the coupon barrier level)	$9.375 + $9.375 + $9.375 = $28.125
Hypothetical Observation Date #5	35.00 (less than the coupon barrier level)	$0

On hypothetical observation date #1, because the closing level of the underlier is greater than or equal to the coupon barrier level, the contingent coupon is paid on the related coupon payment date.

On hypothetical observation dates #2 and #3, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #4, because the closing level of the underlier is greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to hypothetical observation date #4 as well as the previously unpaid contingent coupons with respect to hypothetical observation dates #2 and #3.

On hypothetical observation date #5, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

If the closing level of the underlier is less than the coupon barrier level on each observation date, you will not receive any contingent coupons for the entire term of the securities.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Security
Example #1	120.00 (greater than or equal to the buffer level)

The stated principal amount + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” above.

Example #2	80.00 (less than the buffer level but greater than or equal to the coupon barrier level)

[$1,000 × (performance factor + buffer amount)] + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons =

{$1,000 × [(80.00 / 100.00) + 15%]} + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons =

$950.00 + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” above.

Example #3	30.00 (less than the buffer level)	$1,000 × [(30.00 / 100.00) + 15%] = $450.00

In example #1, the final level is greater than or equal to the buffer level. Therefore, investors receive at maturity the stated principal amount. Because the final level is also greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons. Investors do not participate in any appreciation of the underlier.

In example #2, the final level is less than the buffer level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier beyond the buffer amount. Because the final level is greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons.

In example #3, the final level is less than the buffer level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier beyond the buffer amount. Moreover, because the final level is also less than the coupon barrier level, investors do not receive a contingent coupon with respect to the final observation date or any previously unpaid contingent coupons.

If the securities have not been automatically redeemed prior to maturity and the final level is less than the buffer level, you will be exposed to the negative performance of the underlier beyond the buffer amount at maturity, and your payment at maturity will be less, and may be significantly less, than the stated principal amount.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities provide for only the minimum payment at maturity. The terms of the securities differ from those of ordinary debt securities in that they provide for only the minimum payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is less than the buffer level, the payout at maturity will be an amount in cash that is less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities beyond the buffer amount. You could lose a significant portion of your initial investment in the securities.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent coupon on a coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no coupon with respect to the applicable interest period. Any such unpaid contingent coupon will be paid on a subsequent coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. You will not receive payment for any such unpaid contingent coupon if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period. Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the related interest period based on the closing level of the underlier on the related observation date. As a result, you will not know whether you will receive the contingent coupon on a coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the closing level of the underlier on the observation dates, if the closing level of the underlier on any observation date is less than the coupon barrier level, you will not receive a contingent coupon with respect to the related interest period (or any previously unpaid contingent coupons), even if the closing level of the underlier was greater than or equal to the coupon barrier level on other days during that interest period.

￭Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the strike date to the final observation date, and the return on the securities will be limited to the contingent coupons that are paid with respect to the observation dates on which the closing level of the underlier is greater than or equal to the coupon barrier level. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first redemption determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equity markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in the component securities of the underlier;

othe time remaining until the securities mature; and

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the buffer level and/or coupon barrier level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the coupon barrier level on any observation date so that you will receive a contingent coupon with respect to the applicable interest period, or that the final level will be greater than or equal to the buffer level so that you do not suffer a loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier, the securities are subject to the following risks, as discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your securities.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Historical Information

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview

Bloomberg Ticker Symbol: SPUMP40

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index publisher with respect to the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement. For additional information about the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, see the information set forth in the accompanying index supplement.

The inception date for the underlier was March 14, 2022. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to March 14, 2022. Such data must be considered illustrative only.

The closing level of the underlier on November 25, 2025 was 1,145.11. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2020* to November 25, 2025

*The red vertical line indicates March 14, 2022, which is the date on which the underlier was established. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the tax consequences of an investment in the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders (as defined in the accompanying product supplement) as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Morgan Stanley Finance LLC

Contingent Income Memory Buffered Auto-Callable Securities Principal at Risk Securities

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $989 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.